Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. ACQUIRES CLARK PEST CONTROL OF STOCKTON, INC.

ATLANTA, GA, April 30, 2019 - Rollins, Inc. (NYSE: ROL), a premier global consumer and commercial service company announced today that it completed the purchase of Clark Pest Control of Stockton, Inc.

Clark is a family owned company established by Charlie Clark in 1950 and is headquartered in Lodi, CA. It is the leading pest management company in California and the nation’s 8th largest pest management company according to PCT 100 rankings. Additionally included in this acquisition are real estate properties and Geotech Supply. Currently, the company operates in 26 locations and offers both residential and commercial pest control throughout California and northwestern Nevada. Clark’s Robert Baker will stay on to run day to day operations in California. With this acquisition, Rollins, Inc.’s total customer count is now approximately 2.4M.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, states, “This family-owned business is a great addition to Rollins’ Family of Brands. We see great opportunity for this Company and its employees. ”

“The Clark Pest Control family is proud to become a member of the Rollins, Inc. team. We are excited for the opportunities this brings for the Clark employees,” says Robert Baker, President of Clark Pest Control.

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.cranepestcontrol.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.